EXHIBIT 99.1

Epiq Systems Announces Second Quarter 2013 Results Led by 64% Growth in eDiscovery Operating Revenue

KANSAS CITY, Kan., July 30, 2013 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced results of operations for the second quarter of 2013 with operating revenue of $105.0 million, up 17% compared to $89.8 million for the year ago quarter. June 30, 2013 year-to-date operating revenue was $207.9 million, up 20% compared to $172.7 million for the prior year. Operating revenue of $70.1 million in the second quarter for the Technology segment was up 64% compared to $42.7 million for the year ago quarter, reflecting the strength of Epiq's global market leadership position in eDiscovery.

Net income for the second quarter of 2013 was $2.8 million compared to $5.2 million for the year ago quarter and net income per diluted share was $0.08 compared to $0.14 for the year ago quarter. June 30, 2013 year-to-date net income was $6.8 million compared to $7.2 million for the prior year and net income per diluted share was $0.18 compared to $0.20 for the prior year. 2012 second quarter and year-to-date net income benefited positively from a non-cash, acquisition-related fair value pre-tax adjustment of $5.5 million ($0.09 net income per diluted share). Excluding this benefit from 2012 results, net income per diluted share was $0.08 for the second quarter 2013 and would have been $0.05 for the second quarter of 2012. June 30, 2013 year-to-date net income per diluted share was $0.18 and would have been $0.11 for the prior year-to-date period. The benefit related to this adjustment was excluded from 2012 non-GAAP financial results.

June 30, 2013 year-to-date net cash used in operating activities was $15.4 million compared to net cash provided by operating activities of $38.6 million for the prior year. Increased trade accounts receivable resulting from significant revenue growth and the planned payment in 2013 of a $14.3 million prior-year customer deposit were the primary factors impacting the year-to-date net cash used in operating activities.

Second quarter 2013 non-GAAP net income of $8.7 million and non-GAAP net income per diluted share of $0.24 were both the same as the year ago quarter. June 30, 2013 year-to-date non-GAAP net income was $17.1 million, also the same as the prior year and non-GAAP net income per diluted share was $0.46 compared to $0.47 for the prior year. Second quarter 2013 non-GAAP adjusted EBITDA was $23.4 million compared to $22.9 million for the year ago quarter, and June 30, 2013 year-to-date non-GAAP adjusted EBITDA was $45.7 million compared to $45.4 million for the prior year. Results for 2013 reflect the impact of strategic investments into the global expansion of the eDiscovery franchise as well as a higher mix of eDiscovery document review and settlement administration services compared to the prior year. Both settlement administration and document review services have lower operating margins than the overall margin of the company.

Condensed consolidated statements of income, balance sheets and cash flows are attached.

Second quarter 2013 operating revenue for the Technology segment (eDiscovery) was $70.1 million, up 64% compared to $42.7 million for the year ago quarter and up 28% sequentially versus the first quarter of 2013. June 30, 2013 year-to-date operating revenue was $124.9 million, up 36% compared to $91.6 million in the prior year. Second quarter 2013 non-GAAP adjusted EBITDA was $21.8 million, up 36% compared to $16.0 million for the year ago quarter. June 30, 2013 year-to-date non-GAAP adjusted EBITDA was $38.2 million, up 13% compared to $33.6 million in the prior year. The Technology segment represented two-thirds of total second quarter operating revenues, and we expect continued strength in our market-leading global eDiscovery franchise as we progress through the remainder of 2013.

Second quarter 2013 operating revenue for the Bankruptcy and Settlement Administration segment was $34.9 million compared to $47.1 million for the year ago quarter. June 30, 2013 year-to-date operating revenue for the segment was $83.0 million compared to $81.1 million in the prior year. Second quarter 2013 non-GAAP adjusted EBITDA for the segment was $10.9 million compared to $15.5 million for the year ago quarter, and June 30, 2013 year-to-date results were $25.5 million compared to $29.7 million in the prior year. Second quarter operating revenue for bankruptcy was $20.8 million compared to $21.5 million in the prior year, and settlement administration operating revenue was $14.1 million compared to $25.7 million in the prior year. Year-to-date bankruptcy operating revenue was $41.7 million compared to $45.7 million for the year ago quarter. Year-to-date settlement administration operating revenue was $41.3 million compared to $35.4 million in the prior year. Epiq's bankruptcy franchise continues to maintain market leadership in this period of low bankruptcy filings, while settlement administration is building market share and continuing to grow, achieving 17% year-to-date operating revenue improvement compared to the prior year.

Tom W. Olofson, chairman and CEO of Epiq Systems stated, "We are pleased that our eDiscovery business continues to strengthen its global leadership position. The company reported record operating revenues for the quarter, achieving a second consecutive quarter exceeding $100 million in total operating revenue. As the market leader in eDiscovery, we continue to expand our global presence. We opened an office/data center in Tokyo, complementing our existing international locations in London and Hong Kong, both of which have also been expanded in 2013 to support growth of the international eDiscovery business. We also announced a 9.0 cents per share cash dividend during the quarter, reflecting our continued commitment to providing long-term shareholder value."

Key events include:

  Epiq was recognized by Gartner, Inc. in their "Magic Quadrant for E-Discovery Software," with the highest placement for "ability to execute" in the "Challengers" quadrant. The report positions software vendors according to their ability to execute and completeness of vision.
  In June, Epiq opened a data center in Shanghai, expanding the company's growing presence in Asia and complementing the data center and office located in Hong Kong and the recently opened Tokyo office and data center. The new Shanghai data center offers data collection, processing and hosting facilities, enabling clients to host and review data in mainland China. Operations are supported by multilingual (including Mandarin-speaking) production and project management professionals.
  During the first half of the year, Epiq's settlement administration business continued working on the Payment Card Interchange Fee matter, estimated to be the largest private anti-trust settlement in history.
  Epiq is in the process of expanding its current credit facility to a new senior secured credit facility. The new facility is expected to be completed in the third quarter and will be used to refinance existing indebtedness and provide greater capital flexibility.
  On June 3, 2013, Epiq paid a cash dividend of 9.0 cents per share of outstanding common stock. On June 13, 2013, the Board of Directors declared a cash dividend of 9.0 cents per share of outstanding common stock, which will be paid on September 9, 2013 to stockholders of record at the close of business on August 1, 2013.

Conference Call

Epiq will host a conference call today at 3:30 p.m. central time to discuss these results. The internet broadcast of the call can be accessed on the Investors page at www.epiqsystems.com. To listen by phone, please call (877) 303-6311 before 3:30 p.m. central time. International participants may dial (631) 813-4730. Please register at least 5 minutes prior to the start of the presentation to ensure timely access.

An archive of the internet broadcast will be available on Epiq's website until the next earnings call. A recording of the call will also be available through August 6, 2013, beginning approximately two hours after the call ends. To access the recording, please call (855) 859-2056 and enter conference ID number 11133819.

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy and class action administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve.

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: (i) non-GAAP net income (net income adjusted for amortization of acquisition intangibles, share-based compensation, acquisition and related expense, one-time technology expense, loan fee amortization, litigation expense, timing of recognition of expense versus revenue, reorganization expense, and the effect of tax adjustments that are outside of Epiq Systems' anticipated effective tax rate, all net of tax), (ii) non-GAAP net income per share, calculated as non-GAAP net income on a fully diluted per share basis, and (iii) non-GAAP adjusted EBITDA (net income adjusted for depreciation, amortization, share-based compensation, acquisition and related expense, one-time technology expense, net expense related to financing, litigation expense, timing of recognition of expense versus revenue, reorganization expense, and provision for income taxes). Income taxes typically represent a complex element of a company's income statement and effective tax rates can vary widely between different periods. Epiq Systems uses an approximate statutory tax rate of 40% to reflect income tax effects in the presentation of its non-GAAP net income and non-GAAP net income per share. Utilization of an approximate statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand financial performance of the company across historical periods.

Although Epiq Systems reports its results using GAAP, Epiq Systems also uses non-GAAP financial measures when management believes those measures provide useful information for its shareholders. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations and to allow a comparison with other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products or services; the future growth of our segments; our ability to consummate acquisitions and successfully integrate them into our operations; future capital expenditures; effects of current or future economic conditions or performance; and industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations which may not prove to be accurate.   Forward-looking statements may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective," "seeks," and "potential" and variations of these words and similar expressions or negatives of these words. Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our clients' deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, or changes in government legislation or court rules affecting these filings, (4) overall strength and stability of general economic conditions, both in the United States and in the global markets, (5) failure to keep pace with technological changes and significant changes in the competitive environment, (6) risks associated with the handling of confidential data and compliance with information privacy laws, (7) changes in or the effects of pricing structures and arrangements, (8) risks associated with the integration of acquisitions into our existing business operations, (9) risks associated with indebtedness, (10) risks associated with foreign currency fluctuations, (11) risks associated with developing and providing software and internet-based technology solutions to our clients, (12) risks associated with cyber attacks, interruptions or delays in services at data centers, (13) risks of errors or failures of software or services, (14) risks associated with our international operations, (15) risks of litigation against us or failure to protect our intellectual property, (16) any material non-cash write-downs based on impairment of our goodwill, and (17) other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

REVENUE:
Operating revenue	$104,976	$89,837	$207,884	$172,664
Reimbursable expenses	8,396	8,058	29,078	13,703
Total Revenue	113,372	97,895	236,962	186,367

OPERATING EXPENSE:
Direct cost of operating revenue (exclusive of depreciation and amortization shown separately below)	49,528	41,003	102,024	73,079
Reimbursed direct costs	8,072	7,720	27,614	13,288
Selling, general and administrative expense	36,935	28,232	69,359	60,264
Depreciation and software and leasehold amortization	7,391	6,523	14,390	13,251
Amortization of identifiable intangible assets	4,736	6,752	9,702	13,521
Fair value adjustment to contingent consideration	--	(5,471)	--	(5,471)
Intangible asset impairment expense	--	1,777	--	1,777
Other operating expense (income)	49	(54)	96	(225)
Total Operating Expense	106,711	86,482	223,185	169,484

INCOME FROM OPERATIONS	6,661	11,413	13,777	16,883

INTEREST EXPENSE (INCOME):
Interest expense	2,004	2,713	3,843	5,439
Interest income	(8)	(1)	(12)	(7)
Net Interest Expense	1,996	2,712	3,831	5,432

INCOME BEFORE INCOME TAXES	4,665	8,701	9,946	11,451

PROVISION FOR INCOME TAXES	1,823	3,544	3,167	4,255

NET INCOME	$2,842	$5,157	$6,779	$7,196

NET INCOME PER SHARE – DILUTED	$0.08	$0.14	$0.18	$0.20

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	36,859	36,488	36,702	36,468

Cash dividends declared per common share	$0.09	$0.065	$0.18	$0.115

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012

ASSETS
ASSETS:
Cash and cash equivalents	$1,612	$3,808
Trade accounts receivable, net	146,791	103,415
Property and equipment, net	52,332	44,552
Internally developed software costs, net	17,771	18,905
Goodwill	403,944	404,211
Other intangibles, net	50,249	59,951
Other	18,200	19,874

TOTAL ASSETS	$690,899	$654,716

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable	$24,547	$17,351
Indebtedness	250,325	212,439
Other liabilities	71,519	81,556
EQUITY	344,508	343,370

TOTAL LIABILITIES AND EQUITY	$690,899	$654,716

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended
	June 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,779	$7,196
Non-cash adjustments to net income:
Depreciation and amortization	24,092	26,772
Other, net	5,721	3,430
Changes in operating assets and liabilities, net	(51,961)	1,175
Net cash (used in) provided by operating activities	(15,369)	38,573

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment, internally developed software	(15,406)	(11,620)
Payment of deferred acquisition consideration	--	(8,400)
Other, net	4	563
Net cash used in investing activities	(15,402)	(19,457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in indebtedness	37,170	(8,012)
Common stock repurchases	(3,508)	(3,489)
Cash dividends paid	(6,499)	(3,590)
Other, net	1,073	130
Net cash provided by (used in) financing activities	28,236	(14,961)

Effect of exchange rate changes on cash	339	(95)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$ (2,196)	$4,060

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME TO
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

NET INCOME	$2,842	$5,157	$6,779	$7,196
Plus:
Depreciation and amortization	12,127	13,275	24,092	26,772
Share-based compensation	2,825	1,549	4,364	3,403
Acquisition and related expense (1)	84	(3,467)	112	(1,298)
One-time technology expense (2)	309	--	889	--
Expense related to financing, net (3)	1,950	2,062	3,757	4,114
Litigation expense (4)	65	764	966	1,005
Timing of recognition of expense versus revenue (5)	726	--	978	--
Reorganization expense (6)	604	--	604	--
Provision for income taxes	1,823	3,544	3,167	4,255
	20,513	17,727	38,929	38,251
NON-GAAP ADJUSTED EBITDA	$23,355	$22,884	$45,708	$45,447

(1) Acquisition and related expense includes one-time costs associated with acquisitions.
(2) One-time technology related costs associated with security and consolidation of data centers from acquisitions.
(3) Expense related to financing is net of interest income and excludes the accretion of a discount for acquisition-related obligations.
(4) Litigation expense related to large one-time matters excludes expenses for routine litigation.
(5) Adjustment to match timing of expenses to be consistent with timing of GAAP revenue for a large settlement administration matter. The adjustment will net to zero when fully reported.
(6) Expenses include one-time costs for personnel reorganization related primarily to acquisitions and sizing the bankruptcy organization for the current bankruptcy cycle.

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME
TO NON-GAAP NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

NET INCOME	$2,842	$5,157	$6,779	$7,196
Plus (net of tax(1)) :
Amortization of acquisition intangibles	2,841	4,052	5,821	8,113
Share-based compensation	1,695	948	2,618	2,042
Acquisition and related expense (2)	85	(2,080)	136	(779)
One-time technology expense (3)	185	--	533	--
Loan fee amortization	114	114	227	227
Litigation expense (4)	181	458	864	603
Timing of recognition of expense versus revenue (5)	436	--	587	--
Reorganization expense (6)	362	--	362	--
Effective tax rate adjustment (7)	(43)	64	(811)	(325)
	5,856	3,556	10,337	9,881
NON-GAAP NET INCOME	$8,698	$8,713	$17,116	$17,077
NON-GAAP NET INCOME PER SHARE – DILUTED	$0.24	$0.24	$0.46	$0.47

(1) Individual adjustments are calculated using a tax rate of 40%.
(2) Acquisition and related expense includes one-time costs associated with acquisitions.
(3) One-time technology related costs associated with security and consolidation of data centers from acquisitions.
(4) Litigation expense related to large one-time matters excludes expenses for routine litigation.
(5) Adjustment to match timing of expenses to be consistent with timing of GAAP revenue for a large settlement administration matter. The adjustment will net to zero when fully reported.
(6) Expenses include one-time costs for personnel reorganization related primarily to acquisitions and sizing the bankruptcy organization for the current bankruptcy cycle.
(7) The effective tax rate adjustment reflects a non-GAAP provision for income taxes at an approximate statutory tax rate of 40%.

EPIQ SYSTEMS, INC.
OPERATING REVENUE
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Technology (eDiscovery)	$70,126	$42,711	$124,913	$91,559

Bankruptcy	20,799	21,466	41,651	45,695
Settlement Administration	14,051	25,660	41,320	35,410
Total Bankruptcy and Settlement Administration	34,850	47,126	82,971	81,105

TOTAL OPERATING REVENUE	$104,976	$89,837	$207,884	$172,664

EPIQ SYSTEMS, INC.
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Technology (eDiscovery)	$21,760	$16,022	$38,152	$33,615
Bankruptcy and Settlement Administration	10,923	15,477	25,522	29,696
Unallocated Corporate (1)	(9,328)	(8,615)	(17,966)	(17,864)

TOTAL NON-GAAP ADJUSTED EBITDA	$23,355	$22,884	$45,708	$45,447

(1) Non-GAAP unallocated corporate adjusted EBITDA excludes expenses related to share-based compensation, acquisition and related expense, one-time technology expense, non-routine litigation expense, timing of recognition of expense versus revenue, and one-time reorganization expense.

EPIQ SYSTEMS, INC.
CALCULATION OF DILUTED NET INCOME PER SHARE AND
DILUTED NON-GAAP NET INCOME PER SHARE
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

NET INCOME	$2,842	$5,157	$6,779	$7,196
Amounts re-allocated to nonvested shares	(28)	(62)	(67)	(76)
NET INCOME ADJUSTED FOR DILUTED CALCULATION	$2,814	$5,095	$6,712	$7,120

NON-GAAP NET INCOME	$8,698	$8,713	$17,116	$17,077
Amounts re-allocated to nonvested shares	(28)	(62)	(67)	(76)
NON- GAAP NET INCOME ADJUSTED FOR DILUTED CALCULATION	$8,670	$8,651	$17,049	$17,001

BASIC WEIGHTED AVERAGE SHARES	35,933	35,599	35,765	35,539
Adjustment to reflect share-based awards	926	889	937	929
DILUTED WEIGHTED AVERAGE SHARES	36,859	36,488	36,702	36,468

NET INCOME PER SHARE – DILUTED	$0.08	$0.14	$0.18	$0.20

NON-GAAP NET INCOME PER SHARE – DILUTED	$0.24	$0.24	$0.46	$0.47

CONTACT: For more information
         Lew P. Schroeber, Investor Relations,
         telephone: 913-621-9500
         email: ir@epiqsystems.com
         or visit us online at www.epiqsystems.com